Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1/A (No. 333-141876) of Dice Holdings, Inc. of our report dated April 4, 2007 relating to the financial statements of eFinancialGroup, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London

7 June 2007